Exhibit 10.13

Scripps Senior Executive
Change in Control Plan

Amended and Restated Effective February 23, 2015

ARTICLE 1.    INTRODUCTION

1.1
In General. The E.W. Scripps Company adopted the Scripps Senior Executive Change in Control Plan, effective April 28, 2004 and subsequently amended the Plan effective June 12, 2008. The Company hereby amends and restates the Plan, in its entirety, effective as of the Distribution Time to conform to the terms and conditions of the Employee Matters Agreement.

1.2
Purpose. The Plan generally provides for certain potential termination payments and other benefits for covered executives if their employment terminates under prescribed circumstances after a change in control, all as specifically described in the following provisions of the Plan. The Company believes that it will derive substantial benefits by adopting the Plan because its existence will:

(a)
Allow Covered Executives to focus on the Company’s business and objectively evaluate any future proposals during potential change in control transactions, whether at the Company or the subsidiary or divisional level;

(b)	Assist the Company in attracting and retaining selected executives;

(c)	Provide for greater consistency of protection for selected executives; and

(d)	Avoid problems associated with adopting change in control agreements during any future potential change in control transaction.

1.3
Transfer of Certain Covered Executives to the Journal Media Group, Inc. Senior Executive Change in Control Plan. In accordance with the terms and conditions of the Employee Matters Agreement, effective as of the Distribution Time, each Former Scripps Executive CIC Plan Participant shall cease to participate in the Plan (and shall have no further rights under the Plan), and effective as of the Newspaper Merger Effective Time (or effective as of the Transition Period End Date, as applicable with respect to Transition Period Services Providers who become Former Scripps Executive Severance Plan Participants after the Newspaper Merger Effective Time), each Former Scripps Executive CIC Plan Participant shall become a participant in the Journal Media Group, Inc. Executive Change in Control Plan.

ARTICLE 2.    DEFINITIONS

2.1
“Annual Incentive” means the higher of (a) a Covered Executive’s target annual incentive in the then partial calendar year, if applicable, of his/her termination of employment, or (b) his/her highest actual annual incentive earned in the three (3) full prior calendar years preceding his/her termination of employment under an annual incentive plan sponsored by the Company.

2.2
“Base Salary” means a Covered Executive’s highest annualized rate of basic salary in effect at any time during the then current partial calendar year, if applicable, and three (3) full prior calendar years preceding his/her termination of employment.

2.3
“Benefit Coverage” means the medical, dental, disability, life and accidental death insurance benefits which the Covered Executive and his/her eligible dependents, if any, were receiving at the time of his/her termination of employment (or, if materially greater, at the time of the prior Change in Control).

2.4    “Board” means the Board of Directors of the Company.

2.5     “Cause” means:

(a)	Commission of a felony or an act or series of acts that results in material injury to the business or reputation of the Company or any subsidiary;

(b)
Willful failure to perform duties of employment, if such failure has not been cured in all material respects within twenty (20) days after the Company or any subsidiary, as applicable, gives notice thereof; or

(c)
Breach of any material term, provision or condition of employment, which breach has not been cured in all material respects within twenty (20) days after the Company or any subsidiary, as applicable, gives notice thereof.

2.6	“Change in Control” means, with respect to all Covered Executives under the Plan, the occurrence of any of the following with respect to the Company:

(a)
Any Person becomes a Beneficial Owner of a majority of the outstanding Common Voting Shares, $.01 par value, of the Company (or shares of capital stock of the Company with comparable or unlimited voting rights), excluding, however, any Person that is or becomes a party to the Scripps Family Agreement, dated October 15, 1992, as amended currently and as it may be amended from time to time in the future (the “Family Agreement”); or

(b)
Assets of the Company accounting for 90% or more of the Company’s revenues are disposed of pursuant to a merger, consolidation, sale, or plan of liquidation and dissolution (unless the parties to the Family Agreement have Beneficial Ownership of, directly or indirectly, a controlling interest (defined as owning a majority of the voting power) in the entity surviving such merger or consolidation or acquiring such assets upon such sale or in connection with such plan of liquidation and dissolution).

“Change in Control” means, with respect to any Designated Executive, the occurrence of any of the following with respect to a Designated Subsidiary:

(a)
Any Person, other than the Company or an Affiliate, acquires Beneficial Ownership of securities of the particular subsidiary of the Company employing the participant having at least fifty percent (50%) of the voting power of such Designated Subsidiary’s then outstanding securities; or

(b)
The Designated Subsidiary sells to any Person other than the Company or an Affiliate all or substantially all of the assets of the particular division thereof to which the Designated Participant is assigned.

For purposes of this Section 2.6, “Person” has the meaning provided in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as used in Sections 13(d) and 14(d) of the Exchange Act, including a “group” within the meaning of Section 13(d) of the Exchange Act; and “Beneficial Ownership” and “Beneficial Owner” have the meanings provided in Rule 13d-3 promulgated under the Exchange Act. “Affiliate” means any Person controlling or under common control with the Company or any Person of which the Company directly or indirectly has Beneficial Ownership of securities having a majority of the voting power. “Designated Executive” means a Covered Executive who is employed by a Designated Subsidiary at the time of a Change in Control of the Designated Subsidiary. “Designated Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is owned or controlled, directly or indirectly, by the Company at the time immediately prior to a Change in Control of the Designated Subsidiary.
2.7    “Code” means the Internal Revenue Code of 1986, as amended.

2.8    “Committee” means the Board’s Compensation Committee.

2.9    “Company” means The E.W. Scripps Company, an Ohio corporation, and any successor.

2.10
“Covered Executive” means an employee of the Company or its subsidiaries who is employed as an executive and who is listed in Appendix A at the time of a Change in Control. For purposes of clarity, no Former Scripps Executive CIC Plan Participant shall be treated as a Covered Executive for purposes of the Plan after the Distribution Time (or after the Transition Period End Date, as applicable with respect to a Transition Period Services Provider who becomes a Former Scripps Executive Severance CIC Participant after the Newspaper Merger Effective Time).

2.11
“Disability” means a Covered Executive’s termination or suspension of employment accompanied by his/her actual receipt of a Disability Retirement Benefit under the Scripps Pension Plan or a Disability Benefit under the Scripps Long Term Disability Income Plan. A Covered Executive will be deemed to be in actual receipt of the aforementioned benefits during any waiting period, of up to ninety (90) days duration, that is a prerequisite for the commencement of benefit payments.

2.12
“Employee Matters Agreement” means the Employee Matters Agreement, by and among The E.W. Scripps Company, Desk Spinco, Inc., Desk NP Operating, LLC, Journal Communications, Inc., Boat Spinco, Inc., and Boat NP Newco, Inc., dated as of July 30, 2014.

2.13	“Good Reason” means any of the following actions on or after a Change in Control, without the Covered Executive’s consent:

(a)
A material diminution in a Covered Executive’s annual salary or target annual incentive opportunity below the amount of annual salary or target annual incentive opportunity in effect immediately prior to such Change in Control;

(b)	A material diminution in a Covered Executive’s authority, duties, or responsibilities as compared to his/her authority, duties, or responsibilities immediately prior to such Change in Control;

(c)
A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Covered Executive is required to report, including a requirement that the Covered Executive report to a corporate officer or employee instead of reporting directly to the Board;

(d)	A material diminution in the budget over which a Covered Executive retains authority as compared to the budget over which he/she had authority immediately prior to such Change in Control;

(e)	A material change in geographic location at which a Covered Executive is principally employed as compared to the geographic location immediately prior to such Change in Control; or

(f)
The Company’s (or successor’s) material breach of this Plan or of any material term, provision or condition of employment of a Covered Executive, unless the Covered Executive’s employment is terminated for Cause within the applicable cure period set forth below.

A termination of a Covered Executive’s employment by a Covered Executive shall not be deemed to be for Good Reason unless (x) the Covered Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (y) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (z) Executive’s “separation from service” within the meaning of Section 409A of the Code occurs not later than ninety (90) days after such event or condition initially occurs or exists (or, if earlier, the last day of the 24-month period following a Change in Control).

2.14
“Master Transaction Agreement” means the Master Transaction Agreement, by and among The E. W. Scripps Company, Scripps Media, Inc., Desk Spinco, Inc., Desk NP Operating, LLC, Desk NP Merger Co., Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc., Boat NP Merger Co., and Boat NP Newco, Inc., dated as of July 30, 2014.

2.15
“Maximum Benefit Period” is the number of months following the Covered Executive’s termination of employment equal to twelve (12) times his/her Termination Pay Multiple. The Maximum Benefit Period automatically shall end if a Covered Executive dies, but only with respect to his/her own coverage, with coverage of any eligible dependent(s) continuing as though the Covered Executive had not died so long as all required employee premiums or contributions continue to be paid by the eligible dependent(s).

2.16    “Pension Enhancement” is the excess, if any, of:

(a)
The actuarial equivalent of the benefit under the Scripps Pension Plan and the Scripps Supplemental Executive Retirement Plan that the Covered Executive would receive under the terms of those plans as in effect on the Change in Control, or if more favorable to the Covered Executive, on his or her termination of employment, if the Covered Executive’s employment continued for a number of years (or fractions thereof) equal to his or her Termination Pay Multiple, assuming for this purpose that: (i) the Covered Executive’s age (but not his or her years of service) is increased by the number of years that the Covered Executive is deemed to be so employed, and (ii) the rate of base salary and bonus for each year that the Covered Executive is deemed to be so employed shall be determined by reference to the Covered Executive’s Base Salary and Annual Incentive; provided that in no event shall a Covered Executive be deemed to earn compensation for any period after December 31, 2014; over

(b)
The actuarial equivalent of the Covered Executive’s actual benefit, if any, under the Scripps Pension Plan and the Scripps Supplemental Executive Retirement Plan as of the Covered Executive’s date of termination.

In calculating the Pension Enhancement, the Company shall use actuarial assumptions no less favorable to the Covered Executive than the most favorable of those in effect under the Scripps Pension Plan at any time from the day immediately prior to the Change in Control.

2.17	“Plan” means the Scripps Senior Executive Change in Control Plan as set forth herein and as from time to time in effect.

2.18	“Retirement” means a Covered Executive’s voluntary termination of employment, with or without Good Reason, on or after attaining age 65.

2.19	“Scripps Long Term Disability Income Plan” means the employee benefit plan of that name sponsored by the Company, including any amended, restated or successor version of that plan.

2.20	“Scripps Pension Plan” means the tax-qualified employee pension plan of that name sponsored by the Company, including any amended, restated or successor version of that plan. “Scripps

Supplemental Executive Retirement Plan” means the non-tax-qualified excess retirement plan sponsored by the Company, including any amended, restated or successor version of that plan.

2.21
“Termination Payment” is the payment described in Section 5.2 to which a Covered Executive may become entitled following termination of his/her employment under the circumstances described in Section 5.1.

2.22	“Termination Pay Multiple” is the number set forth beside a Covered Executive’s name in Appendix A under the column so named Termination Pay Multiple.

2.23	In addition to the foregoing, certain other terms of more limited usage are defined in other Articles of the Plan. All terms defined in the Plan are designated with initial capital letters.

2.24
Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular. Unless otherwise clear from the context, words used herein in the masculine shall also be deemed to include the feminine.

2.25	Capitalized terms that are not defined in this Article 2 shall have the meaning set forth in the Employee Matters Agreement or Master Transaction Agreement, as applicable.

ARTICLE 3.    PLAN PARTICIPATION

An individual must be a Covered Executive in order to participate in the Plan. The names of all Covered Executives are listed in Appendix A. The Committee may revise Appendix A at any time(s) by adding or deleting names (or changing Termination Pay Multiples), provided that the deletion of any name (or reduction of any Termination Pay Multiple) shall require sixty (60) days’ advance written notice to each affected Covered Executive. Only those employees listed in Appendix A at the time of a Change in Control are eligible to receive any rights, termination payment or other benefits under the Plan.
ARTICLE 4.    ACCELERATION OF VESTING OF EQUITY AWARDS

Upon a Change in Control, the terms of the applicable equity incentive plan and the applicable award agreements shall govern the treatment of all outstanding equity awards of a Covered Executive, including but not limited to any incentive or nonqualified stock options, stock appreciation rights in tandem with or independent of options, restricted or nonrestricted share awards, performance-based restricted shares, restricted stock units and performance units.

ARTICLE 5.	TERMINATION PAYMENT AND OTHER BENEFITS UPON CERTAIN TERMINATIONS OF EMPLOYMENT AFTER CHANGE IN CONTROL

5.1
Eligibility for Termination Payment. A Covered Executive will be entitled to receive a Termination Payment (described in Section 5.2) if, within twenty-four (24) months after a Change in Control, his/her employment with the Company is terminated either (a) by the Company without Cause, or (b) by the Covered Executive for Good Reason. Notwithstanding the foregoing, a Covered Executive will not be entitled to any Termination Payment if his/her termination of employment is (x) of his/her own initiative for any reason other than Good Reason, or (y) on account of his/her Retirement, Disability or death. A Termination Payment is in lieu of any further salary, bonus, annual incentive or other payments to a Covered Executive for periods subsequent to the date of his/her termination of employment; but the Covered Executive still will retain any and all of his/her vested rights under the Company’s employee pension and benefit plans and arrangements, including, without limitation, the Scripps Pension Plan and the Scripps Supplemental Executive Retirement Plan.

5.2
Amount of Termination Payment. A Covered Executive’s Termination Payment is a cash lump sum equal to the amount computed by multiplying (a) the sum of his/her Base Salary plus Annual Incentive, by (b) his/her Termination Pay Multiple. A Covered Executive’s Termination Payment will be paid by the Company within thirty (30) days following his/her termination of employment.

5.3
Other Benefit Coverage. If a Covered Executive qualifies for a Termination Payment under Section 5.1, his/her Benefit Coverage shall be continued for the Maximum Benefit Period or, if less, until the Covered Executive obtains full-time employment providing benefits substantially similar to his/her Benefit Coverage. To receive such Benefit Coverage, the Covered Executive must continue to pay the same percentage of the total benefit premiums or contributions required from similarly situated executive employees at the time of the Covered Executive’s termination of employment (or, if materially less, at the time of the prior Change in Control).

5.4
Pension Enhancement. If a Covered Executive qualifies for a Termination Payment under Section 5.1, he/she will receive a cash lump sum equal to the actuarially determined value of a Pension Enhancement. The Pension Enhancement will be paid by the Company at the same time as the Termination Payment.

5.5
Gross-Up Payment. A Covered Executive also shall be entitled to a Gross-Up Payment, if applicable. The Company’s obligation to make Gross-Up Payments under this Section 5.5 shall be conditioned upon a Covered Executive’s termination of employment. “Gross-Up Payment” is the lump sum benefit payment hereinafter described in this Section 5.5.

If it is determined (as hereinafter provided) that any payment, benefit or distribution to or for such Covered Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program, arrangement or similar right (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such tax, together with any such interest and penalties, hereafter collectively referred to as the “Excise Tax”), then the Covered Executive shall be entitled to receive a cash lump sum Gross-Up Payment(s) in an amount such that, after payment by the Covered Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment(s), the Covered Executive retains an amount of the Gross-Up Payment(s) equal to the Excise Tax imposed upon the Payments. The Gross-Up Payment, if any, shall be paid in full to the Covered Executive at the same time as any Payment (or first installment thereof) subject to the Excise Tax is paid or provided to the Covered Executive; provided that the Company, in its sole discretion, may withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Covered Executive, all or any portion of any Gross-Up Payment, and the Covered Executive consents to such withholding.
All determinations required to be made under this Section 5.5, including whether an Excise Tax is payable by the Covered Executive, the amount of such Excise Tax, whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally-recognized legal or accounting firm (the “Firm”) (which may be the Company’s independent auditor) selected by the Company in its sole discretion. The Firm shall submit its determination and detailed supporting calculations to the Covered Executive and the Company as promptly as practicable. If the Firm determines that any Excise Tax is payable by the Covered Executive and that a Gross-Up Payment is required, the Company shall pay the Covered Executive the required Gross-Up Payment as provided herein. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon the Covered Executive and the Company. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that the Company may fail to pay a Gross-Up Payment which should have been paid (an “Underpayment”). If the Covered Executive thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment, if any, that has occurred and submit its determination and detailed supporting calculations to the Covered Executive and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to the Covered Executive, or for his/her benefit, within thirty (30) days of receipt of such determination and calculations.
The Covered Executive and the Company shall each provide the Firm access to and copies of any books, records or documents in the possession of the Company or the Covered Executive, as the case may be, reasonably requested by the Firm, and shall each otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations contemplated by this Section 5.5. The fees and expenses of the Firm that are incurred at any time from the date of this Plan through tenth (10th) anniversary of the date of the Change in Control for services in connection with the determinations and calculations contemplated by this Section 5.5 shall be paid by the Company. The Company shall pay such fees and expenses not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Firm. The amount of such fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the fees and expenses that the Company is obligated to pay in any other calendar year, and the Covered Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.
Notwithstanding any other provision of this Section 5.5 to the contrary, and in order to comply with Section 409A of the Code, the Company and the Covered Executive shall take all steps reasonably necessary to ensure that any Gross-Up Payment, Underpayment or other payment or reimbursement made to the Covered Executive pursuant to this Section 5.5 will be paid or reimbursed on the earlier of (a) the date specified for payment under this Section 5.5, or (b) December 31st of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, the end of the calendar year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).
ARTICLE 6.    NON-DUPLICATION OF PAYMENTS AND BENEFITS

Notwithstanding any contrary provision of the Plan, there shall be no duplication of rights, payments and benefits under the Plan with rights, payments and benefits granted to a Covered Executive, in the event of a termination of his/her employment after a Change in Control, under any other agreement, plan or arrangement (“Alternate Plan”). In order to prevent such duplication, if the Covered Executive is entitled to payments or benefits under Article 5 upon termination of employment, the Covered Executive shall not be entitled to any severance pay or benefits under any Alternate Plan unless otherwise specifically provided in this Plan or in the Alternative Plan (in a specific reference to this Plan). Notwithstanding the foregoing, any payments due under the Executive Annual Incentive Plan upon a Covered Executive’s termination of employment following a Change in Control shall be in addition to (and shall not be considered duplicative of) any payments or benefits provided under this Plan.
ARTICLE 7.    SOURCE OF PAYMENTS

All payments required under the terms of the Plan shall be paid in cash from the general assets of the Company. A Covered Executive shall have the status of a general creditor of the Company with respect to any and all claims for payments under the Plan.
ARTICLE 8.    PLAN ADMINISTRATION AND CLAIMS PROCEDURE

8.1
Plan Administration. The Plan shall be administered by the Committee and/or its designee(s). The Committee shall have rights, powers and duties with respect to the Plan that are comparable to those granted to the designated pension board under the Scripps Pension Plan. Without limiting the generality of the foregoing, the Committee has full authority to (a) interpret the Plan, (b) determine all questions relating to the rights and status of Covered Executives and their Termination Payments, Benefit Coverage, Pension Enhancements and Gross-Up Payments, and (c) make such rules and regulations for the administration of the Plan as are not inconsistent with its express terms and provisions. This provision is included in the Plan for the express purpose of giving and granting to the Committee the maximum discretionary authority possible under Firestone Tire and Rubber Company v. Bruch, 489 U.S. 101 (1989). Decisions by the Committee shall be made by majority vote of all members of the Committee.

8.2
Claims Procedure. If any Covered Executive’s claim for payments or benefits under the Plan is denied, the Committee shall cause a written notice to be sent to the Covered Executive setting forth the specific reasons for the denial, specific reference to the provisions of the Plan on which the denial is based, a description of any material or information necessary to perfect the denied claim (together with an explanation of why such material or information is necessary), and an explanation of the review procedure described below. Within sixty (60) days after receipt of such notice of denial from the Committee, the Covered Executive, or his/her duly authorized representative, may request a review of the denied claim by written application to the Committee. In connection with such request for review, the Covered Executive, or his/her duly authorized representative, shall be entitled to review any and all documents pertinent to the claim or its denial and also shall be entitled to submit issues and comments in writing. The decision of the Committee upon such review shall be made not later than sixty (60) days after the receipt of such request for review, unless special circumstances shall require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the Committee’s receipt of the request for review. The decision of the Committee upon review of the denied application shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. All written communications from the Committee under this Section 8.2 shall be written in a manner calculated to be understood by the recipient.

ARTICLE 9.    ARBITRATION OF DISPUTES

Any controversy or claim arising out of or relating to the Plan that cannot be resolved pursuant to Section 9.2 shall be settled by binding arbitration in the City of Cincinnati, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining in such city; and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court in Hamilton County, Ohio having jurisdiction thereof. The arbitrator or arbitrators shall have powers to issue mandatory orders and restraining orders in connection with such arbitration. Neither the Company nor a Covered Executive shall be liable for punitive or exemplary damages. Each party shall be responsible for its/his/her own costs and expenses (including attorneys’ fees). The federal and state courts in Hamilton County, Ohio shall have exclusive jurisdiction with respect to the entry of judgment upon any arbitration award hereunder or the granting of any order; and such courts shall have exclusive jurisdiction with respect to any other controversy or claim arising out of or relating to the Plan that may properly be brought therein if the provisions herein mandating arbitration are held to be unenforceable.
ARTICLE 10.    MISCELLANEOUS PROVISIONS

10.1
ERISA and Governing Law.    The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Section 201(2) and 401(a)(1) of the Employee Retirement Security Act of 1974, as amended (“ERISA”). As such, the Plan is expressly excluded from all, or substantially all, of the provisions of ERISA, including but not limited to Parts 2 and 3 of Title I thereof. None of the statutory rights and protections conferred on participants by ERISA are conferred under the terms of this Plan, except as expressly noted or required by operation of law. To the extent not superseded by federal law, the laws of the State of Ohio shall control in any and all matters relating to the Plan.

10.2
Benefits Are Nonassignable.    No right, payment or benefit under the Plan may be pledged, assigned, anticipated or alienated in any way by any Covered Executive, otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the legal representatives of a Covered Executive. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law or otherwise. This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10.3
Amendment, Suspension or Termination of Plan. The Company hereby reserves the right and power to amend, suspend or terminate the Plan, in whole or in part, at any time and from time to time; provided, however, that any action taken after a Change in Control or within sixty (60) days prior to a Change in Control cannot materially adversely affect the rights, payments or benefits of any employee who then is a Covered Executive without his/her express written consent. All actions pursuant to this Section 10.3 shall be set forth in a written instrument adopted by the Committee and approved or ratified by the Board.

10.4
No Guarantee Of Employment. Nothing contained in the Plan shall be construed as a contract of employment between the Company or any Covered Executive, or as a right of any Covered Executive to continue in the employment of the Company, or as a limitation of the right of the Company to discharge any Covered Executive, with or without cause, at any time.

10.5
Severability.    If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

10.6    Section 409A of the Code.

(a)
Section 409A of the Code (“Section 409A”) imposes payment restrictions on “separation pay” (i.e., payments owed to a Covered Executive upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to the Covered Executive, including immediate taxation, interest and a 20% penalty tax. It is the Company’s intent that this Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, then notwithstanding any provision in this Plan to the contrary:

(i)
All amounts that would otherwise be paid or provided during the first six (6) months following the date of termination shall instead be accumulated through and paid or provided (together with interest on any delayed payment at the applicable federal rate under the Code), on the first business day following the six (6) month anniversary of the Covered Executive’s termination of employment.

(ii)
Any expense eligible for reimbursement must be incurred, or any entitlement to a benefit must be used, during the applicable expense reimbursement or benefit continuation period provided in this Plan. The amount of the reimbursable expense or benefit to which a Covered Executive is entitled during a calendar year will not affect the amount to be provided in any other calendar year, and a Covered Executive’s right to receive the reimbursement or benefit is not subject to liquidation or exchange for another benefit. Provided the requisite documentation is submitted, the Company will reimburse the eligible expenses on or before the last day of the calendar year following the calendar year in which the expenses were incurred.

(b)	For purposes of this Plan, “termination of employment” or words or phrases to that effect shall mean a “separation from service” within the meaning of Section 409A.